LOCORR LONG/SHORT EQUITY FUND
A SERIES OF LOCORR INVESTMENT TRUST
261 SCHOOL AVENUE, 4TH FLOOR
EXCELSIOR, MN 55331

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

June 2, 2014

This Notice presents only an overview of the more complete Information Statement that is available to you on the Internet relating to the LoCorr Long/Short Equity Fund (the “Fund”), a series of LoCorr Investment Trust (the “Trust”).  We encourage you to access and review all of the important information contained in the Information Statement.

The Fund and the Trust have made the following material available for view:

Information Statement

The Information Statement details a recent new sub-adviser related to the Fund.  Specifically, the Board of Trustees of the Trust (the “Board of Trustees”) has approved a new sub-advisory agreement on behalf of the Fund between Billings Capital Management, LLC (“Billings”) and LoCorr Fund Management, LLC (the “Adviser”), the investment adviser to the Fund.

The Adviser and the Trust have received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission.  This Manager of Managers Order permits the Adviser to enter into and materially amend sub-advisory agreements (with non-affiliated entities) with the approval of the Board of Trustees, including a majority of Trustees who are not parties to the agreement and are not interested persons, as defined in the Investment Company Act of 1940, as amended, of the parties to the agreement, without obtaining shareholder approval.  The Manager of Managers Order requires that the Information Statement be provided to you.

By sending you this Notice, the Fund and the Trust are notifying you that they are making the Information Statement available to you online in lieu of mailing you a copy.  You may print and view the full Information Statement on the Fund’s website at http://www.locorrfunds.com, until at least August 31, 2014.  You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at LoCorr Long/Short Equity Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI or by calling (toll-free) 1-855-523-8637 by August 31, 2014.  If you do not request a paper or email copy by this date, you may not otherwise receive a copy.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.